     UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2007

DRAYTON HARBOR RESOURCES
(Exact name of registrant as specified in its charter)

Nevada	333-137520	98-0501477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

502 East John Street, Carson City, Nevada, 89706
(Address of principal executive offices)		(Zip Code)

(604) 506-8991
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X ☐ ☐ ☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 23, 2007, Drayton Harbor Resources Inc. (the “Company”) announced the appointment of Mr. Bhupinder Singh Malhi as President and a member of the Board of Directors and Rogel B. Gregario as Secretary, Treasurer and a member of the Company’s Board of Directors.

Mr. Malhi has more than six (6) years of experience in the areas of Aeronautical Engineering and Air Transportation. From 2000 through 2005, Mr. Malhi served as the Supervising Airline Mechanic for Pacific Jet Maintenance Inc, a Philippines company where his responsibilities included installation, replacement and inspection of flight control systems, pre-flight inspection, as well as the maintaining of precise records for all work undertaken on the aircraft. Mr. Malhi was also responsible for the servicing of all types of aircraft.

In 2006, Mr. Malhi graduated with a Bachelor of Science in Aeronautics from Patts College in the Philippines. In 2001, Mr. Malhi graduated with a Bachelor of Science in Air Transportation.

Currently, Mr. Malhi is owner and operator of Surendra Trading Corporation, a company that provides micro financing to small businesses and individuals.

Mr. Gregario has experience in the areas of Mining Technology and Geology. From 2003 to present, Mr. Gregario served as a Mining Consultant and Geologist with Philex Mining Corporation located in Quezon City, Philippines where his responsibilities included surveying and testing of potential mining properties throughout the Philippines and South East Asia. Mr. Gregario was also responsible for the writing of exploration reports on mining properties and establishing budgets for initial exploration of mining properties.

From 1995 through 2003 Mr. Gregario held the position of Junior Geologist and Research assistant for Lepanto Consolidating Mining Corporation in Manila, Philippines where he assisted the Senior Geologists on site and assessed work and researching of the geological and mining history of the various regions in the Philippines.

Also on May 23, 2007, Mr. John Briner resigned as President of the Company. Mr. Briner continues to serve on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: June 11, 2007 DRAYTON HARBOR RESOURCES INC.

By: __ /s/ Bhupinder Singh Malhi_ Name: Bhupinder Singh Malhi Title: President